Exhibit 99.1

Exicure, Inc. Reports Second Quarter 2024 Financial Results
CHICAGO, IL — August 13, 2024 — Exicure, Inc. (Nasdaq: XCUR, the "Company"), has historically been an early-stage biotechnology company focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets. In September 2022, the Company announced a significant reduction in force, suspension of preclinical activities and halting of all research and development, and that the Company was exploring strategic alternatives to maximize stockholder value.

Second Quarter 2024 Financial Results

Cash Position: Cash and cash equivalents were $0.5 million as of June 30, 2024, as compared to $0.8 million as of December 31, 2023. The Company believes that its cash and cash equivalents are insufficient to continue to fund operations and additional funding is needed in the very near term.

General and Administrative (G&A) Expense: General and administrative expenses were $1.2 million for the quarter ended June 30, 2024, as compared to $5.6 million for the quarter ended June 30, 2023. The decrease in G&A expense of $4.4 million for the three months ended June 30, 2024 was mostly due to higher costs in 2023 due to separation pay for executives and related stock based compensation expense, and consulting fees, partially offset by lower bonus, retention, and insurance expense.

Other Income: The Company sold samples of its clinical products for $0.6 million to a private clinical stage biopharmaceutical company.

Net Loss: The Company had a net loss of $0.6 million for the quarter ended June 30, 2024, as compared to a net loss of $5.8 million for the quarter ended June 30, 2023. The decrease in net loss of $5.2 million was primarily driven by the reduction of payroll and operating costs due to reduced operations, as well as $0.6 million of other income.

Going Concern: Management believes that the Company’s existing cash and cash equivalents is not sufficient to continue to fund operations. The Company has already engaged in significant cost reductions, so our ability to further cut costs and extend the Company’s operating runway is limited. As a result, substantial additional financing is needed in very near term to pay expenses, fund the ongoing exploration of strategic alternatives and pursue any alternatives that may be identified. The Company needs to raise capital to fund its operations. There can be no assurance that such additional financing will be available and, if available, can be obtained on acceptable terms.

About Exicure

Exicure, Inc. has historically been an early-stage biotechnology company focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets. Following its recent restructuring and suspension of clinical and development activities, the Company is exploring strategic alternatives to maximize stockholder value, both with respect to its historical biotechnology assets and more broadly. For further information, see www.exicuretx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact may be deemed forward looking including, but not limited to, statements regarding: the Company’s current business plans and objectives, including the pursuit of strategic alternatives to maximize stockholder value. Words such as “plans,” “expects,” “will,” “anticipates,” “continue,” “advance,” “believes,” “target,” “may,” “intend,” “could,” and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission on June 6, 2024, as updated by the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information or to publicly announce the results of any revisions to any of such statements to reflect future events or developments, except as required by law.

Media Contact:
Josh Miller
847-673-1700
media@exicuretx.com

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EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30, 2024	December 31, 2023

ASSETS
Current assets:
Cash and cash equivalents	$528	$816
Other receivable	559	15
Prepaid expenses and other current assets	992	1,193
Total current assets	2,079	2,024
Property and equipment, net	40	54
Right-of-use asset	6,126	6,517
Other noncurrent assets	2,443	2,985
Total assets	$10,688	$11,580
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,585	1,631
Accrued expenses and other current liabilities	846	879
Short-term debt	1,000	—
Total current liabilities	3,431	2,510
Lease liability, noncurrent	5,644	6,039
Total liabilities	$9,075	$8,549

Commitments and Contingencies (Note 12)

Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 10,000,000 shares authorized, no shares issued and outstanding, June 30, 2024 and December 31, 2023	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 8,651,148 issued and outstanding, June 30, 2024; 8,650,753 issued and outstanding, December 31, 2023	1	1
Additional paid-in capital	192,604	192,593
Accumulated deficit	(190,992)	(189,563)
Total stockholders' equity	1,613	3,031
Total liabilities and stockholders’ equity	$10,688	$11,580

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Revenue	$—	$—	$500	$—
Total revenue	—	—	500	—
Operating expenses:
Research and development expense	—	—	—	1,423
General and administrative expense	1,235	5,642	2,571	8,758
Total operating expenses	1,235	5,642	2,571	10,181
Operating loss	(1,235)	(5,642)	(2,071)	(10,181)
Other income, net:
Dividend income	1	15	5	32
Interest income	3	13	6	24
Interest expense	(6)	—	(6)	—
Other income	637	—	637	—
Other expense	—	(150)	—	(46)
Total other income, net	635	(122)	642	10
Net loss before provision for income taxes	(600)	(5,764)	(1,429)	(10,171)
Provision for income taxes	—	—	—	—
Net loss	$(600)	$(5,764)	$(1,429)	$(10,171)

Basic and diluted loss per common share	$(0.07)	$(0.68)	$(0.17)	$(1.38)
Weighted-average basic and diluted common shares outstanding	8,651,078	8,432,394	8,650,878	7,366,594
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